UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/3/2008

Entorian Technologies Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-50553

Delaware	56-2354935
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

8900 Shoal Creek Blvd.

Austin, TX 78757

(Address of principal executive offices, including zip code)

512 454 9531

(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Settlement and Mutual Release

On November 3, 2008, we entered into a settlement agreement with John R. Meehan and Joseph C. Meehan, the principal stockholders of Southland at the time we acquired it (the Meehans). In this settlement agreement:

1.	we agreed to pay 35% of our remaining two-year lease obligation on the building we are leasing from the Meehans in Irvine, California in exchange for a release from this lease;

2.	we agreed to release the remaining escrow held in the escrow account set up at the time of the Southland acquisition;

3.	the Meehans are waiving their rights to the earn-out set up at the time of the closing of the acquisition for the second (and last) year for which they are eligible to participate in the earn-out; and

4.	the Meehans’ employment was terminated, they will receive one year of severance in accordance with their employment agreements, and have agreed not to compete with us for one year except in certain circumstances regarding DRAM brokerage activities.

We previously relocated our California manufacturing operations from Irvine to Reynosa, Mexico, and now are vacating the facility in Irvine.

Separation and Release Agreement

On November 6, 2008, we entered into a separation and release agreement with Wayne R. Lieberman, our chief executive officer. Mr. Lieberman resigned his position as chief executive officer and director on our board of directors. Mr. Lieberman will receive the following as severance benefits:

1.	severance of the total of his base salary and bonuses received over the previous 12 months, paid out over the 12 months following his termination on the Company’s regular payroll periods;

2.	50% acceleration of his unvested options to purchase common stock;

3.	a lump-sum payment of one year of the costs of his medical coverage that was provided by the Company until his termination; and

4.	an extended exercise period of 18 months from the date of his termination to exercise his vested stock options.

We entered into a consulting agreement for a period of one month with Mr. Lieberman to assist us with the transition from Mr. Lieberman to Mr. Godevais, our new president and chief executive officer, with respect to certain issues.

New President, Chief Executive Officer and Director

On November 6, 2008, we announced that Stephan Godevais was appointed our new president, chief executive officer and director. Mr. Godevais entered into an employment agreement (the Employment Agreement) with the Company, pursuant to which he will receive the following:

1.	an annualized base salary of $300,000;

2.	a bonus of up to 100% of his base salary under the terms of Augmentix Corporation’s bonus plan for 2008, and the Entorian 2009 bonus plan after 2008, which will include Augmentix and Entorian results on a combined basis;

3.	an option to purchase 1 million shares of common stock of the Company granted on November 6, 2008, with an exercise price of $0.54 per share, which was the closing price of the Company’s common stock on NASDAQ on the date of grant;

4.	an option to purchase an additional 1 million shares of common stock of the Company following stockholder approval to increase the authorized shares in our stock option plan and the related notification of stockholders; and

5.	other benefits made available to executives generally.

In addition, in the event of his termination without cause (as defined in the Employment Agreement) and resignation for good reason (also as defined in the Employment Agreement), Mr. Godevais is entitled to receive:

1.	severance of the total of his base salary and bonuses received over the previous 12 months, paid out over the 12 months following his termination on the Company’s regular payroll periods;

2.	50% acceleration of his unvested options to purchase common stock;

3.	a lump-sum payment of one year of the costs of his medical coverage that was provided by the Company until his termination; and

4.	an extended exercise period of 18 months from the date of his termination to exercise his vested stock options.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Separation and Release Agreement

See “Separation and Release Agreement” of Item 1.01, above.

President, Chief Executive Officer and Director

See “New President, Chief Executive Officer and Director” of Item 1.01, above.

New Chairman of the Board

Effective November 6, 2008, Joseph C. Aragona resigned his position as chairman of the board of directors, and will remain serving as a director. The board elected Joseph Marengi as its chairman of the board to replace Mr. Aragona. Mr. Marengi will receive an annual base salary of $60,000 to serve in this position, as well as our standard board retainer fees and meeting fees, and he will be eligible to participate in our bonus plan beginning in 2009, with a maximum bonus potential of 100% of his base salary. In addition, he received an option to purchase up to 200,000 shares of our common stock on November 6, 2008, with an exercise price of $0.54 per share, which was the closing price of the Company’s common stock on NASDAQ on the date of grant. He will receive an additional option to purchase up to 200,000 shares of our common stock following stockholder approval to increase the authorized shares in our stock option plan and the related notification to stockholders.

Increase in Stock Option Pool

On November 6, 2008, the Board of Directors approved an increase in the authorized option pool pursuant to our 2003 Stock Option Plan by 1.8 million shares, and Austin Ventures approved this increase as the majority stockholder. We plan to mail the required information to stockholders of record within the next few weeks. All employees of the Company, including our executive officers, are eligible to receive grants under this plan.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1.	Press Release issued November 6, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: November 7, 2008	By:	/S/ Stephanie Lucie
Stephanie Lucie
Senior Vice President, General Counsel and Secretary